EXHIBIT 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Completion of Sensor Switch Acquisition

ATLANTA (April 20, 2009) – Acuity Brands, Inc. (NYSE: AYI; “Company”) today announced that its wholly-owned subsidiary, Acuity Brands Lighting, Inc., completed the acquisition of Sensor Switch, Inc. (“Sensor Switch”), an industry-leading developer and manufacturer of lighting controls and energy management systems. The total value of the transaction was $205 million consisting of stock, cash, and a note payable.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said “The acquisition of Sensor Switch provides us the opportunity to accelerate our profitable growth strategy aimed at offering some of the most technologically advanced sustainable lighting solutions incorporating both controls and fixtures to maximize energy savings while delivering exceptional quality lighting. The addition of Sensor Switch along with our recent acquisition of Lighting Control and Design allows us to expand our capabilities in offering a full array of intelligent lighting products and lighting control solutions in a time when energy management control is critical.”

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, MetalOptics®, Antique Street Lamps™, RELOC®, Lighting Control and Design™, Sensor Switch, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.

News Release

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws. Statements that may be considered forward-looking include statements incorporating terms such as “will,” “expects,” “believes,” “intends,” “anticipates,” “may,” and similar terms that relate to future events, performance, or results of Acuity Brands. Specific forward-looking statements made in this press release include statements related to the opportunity to accelerate our profitable growth strategy aimed at offering some of the most technologically advanced sustainable lighting solutions and to the expansion of our capabilities in offering a full array of intelligent lighting products and lighting control solutions. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our expectations expressed in the forward-looking statements. These risks and uncertainties include those related to our recent acquisitions of Lighting Control & Design, Inc. and Sensor Switch, Inc. including, but not limited to, integration of the acquisitions and realizing expected synergies from the acquisitions. We also face other general risks, including customer and supplier relationships and prices; competition; market demand; and economic, political, governmental, and technological factors. In addition, additional risks that could cause our actual results to differ materially from those expressed our forward-looking statements are discussed in Part I, “Item 1a. Risk Factors” of our annual report on Form 10-K for the year ended August 31, 2008, and are specifically incorporated herein by reference. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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